EXHIBIT 99

  Investor Release
  FOR IMMEDIATE RELEASE            FOR MORE INFORMATION CONTACT:
  01/26/99                         Investors:  Mary Healy, 630-623-6429
                                   Media:  Chuck Ebeling, 630-623-6150

                 McDONALD'S ANNOUNCES STRONG GLOBAL RESULTS,
                  2-FOR-1 STOCK SPLIT AND DIVIDEND INCREASE

  OAK BROOK, IL - McDonald's reported strong global results with diluted net income per common share increasing 10 percent for the year and for the quarter, excluding Made For You costs and the second quarter special charge. On a constant currency basis, these increases were 13 percent and 10 percent for the year and quarter, respectively. McDonald's also announced a two-for-one stock split and cash dividend increase. Today's announcements reflect McDonald's 12th stock split since the Company went public in 1965 and the 25th increase since the first dividend was declared in 1976. The stock split will be effected in the form of a stock dividend and is payable on March 5, 1999 to shareholders of record on February 12. The quarterly cash dividend was increased eight percent to 4 7/8 cents per share on a post-split basis, and is payable on March 31, 1999 to shareholders of record on March 15.

       The following highlights exclude Made For You costs and the special charge related to the home office productivity initiative.

  - Diluted net income per common share increased 13 percent for the year and 10 percent for the quarter in constant currencies.
  - U.S. operating income was up 13 percent for the year; 11 percent for the quarter.
  - In constant currencies, operating income in the fourth quarter increased 24 percent in Latin America, 14 percent in Asia/Pacific and 12 percent in Europe.
  - Systemwide sales increased 10 percent in constant currencies for the year.
  - The Company purchased nearly $1.2 billion of common stock during the year.

  All information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar. Throughout this report unless otherwise noted, per share amounts have not been adjusted to reflect the upcoming stock split.

  Key highlights excluding Made For You
  costs and special charge        1998        1997        Increase
  Dollars in millions, except                             As    In Constant
  per common share data                             Reported    Currencies*
  Quarters ended December 31 (1)
  Systemwide sales            $9,316.0    $8,530.4         9%            9%
  Total revenues               3,220.7     2,952.6         9            10
  Operating income               783.2       695.2        13            12
  Net income                     447.1       410.9         9            10
  Net income per common
     share - diluted               .64         .58        10            10
  Years ended December 31 (2)
  Systemwide sales           $35,979.5   $33,638.3        7%            10%
  Total revenues              12,421.4    11,408.8        9             12
  Operating income             3,083.5     2,808.3       10             12
  Net income                   1,769.2     1,642.5        8             10
  Net income per common
     share - diluted              2.52        2.29       10             13
  *Excluding the effect of foreign currency translation on reported results
  (1) Excluding $146.0 million of Made For You costs ($98.6 million after tax or $.14 per diluted share) in 1998
  (2) Excluding $161.6 million of Made For You costs and $160.0 million special charge related to home office productivity initiative for a total of $321.6 million ($219.1 million after tax or $.31 per diluted share) in 1998

  Key highlights including Made For You
  costs and special charge      1998       1997     Increase/(Decrease)
  Dollars in millions, except per                        As  In Constant
  common share data                                Reported  Currencies*
  Quarters ended December 31
  Operating income            $637.2     $695.2        (8)%        (9)%
  Net income                   348.5      410.9       (15)        (14)
  Net income per common
    share - diluted              .50        .58       (14)        (14)
  Years ended December 31
  Operating income          $2,761.9   $2,808.3        (2)%         1%
  Net income                 1,550.1    1,642.5        (6)         (3)
  Net income per common
    share - diluted             2.21       2.29        (3)         (1)
  *Excluding the effect of foreign currency translation on reported results


  SUMMARY COMMENTARY
  President and Chief Executive Officer Jack M. Greenberg commented, "I'm delighted to report McDonald's outstanding 1998 performance. By focusing on strategic priorities and by building on our heritage of dynamic people and innovation, we extended our considerable lead internationally and achieved a remarkable turnaround in our U.S. business. This performance was rewarded with a 61 percent increase in the Company's stock price. We are proud to share our success with investors by splitting our common stock and increasing the dividend.
       "The stock split announced today reflects our confidence in the business as well as our desire to continue to position McDonald's as an attractive investment for individual investors - customers, employees, franchisees and suppliers.
       "Our 1998 U.S. performance exceeded our expectations. We are seeing results from our strategies of delivering operational excellence, providing our customers with the best value in the business and motivating our owner/operators and employees as they drive customer satisfaction.
       "Our international business overcame tough challenges this year, and reported strong results once again. McDonald's is the value leader in virtually every market and customer demand for the McDonald's experience remains strong.
       "We continue to focus on managing our capital outlays more effectively and increasing returns. We added 1,668 restaurants in 1998, reflecting our strategic, more selective expansion strategy. Our plans for 1999 include adding about 1,750 restaurants worldwide.
       "We expect free cash flow to continue to grow as capital expenditures level off and cash from operations continues to increase.
  We will use this free cash flow for share repurchase, thus enhancing returns to shareholders. Last September, we announced a $3.5 billion share repurchase program, an amount 75 percent larger than McDonald's previous program that was completed in 1998."
       Jim Cantalupo, Vice Chairman McDonald's Corporation, Chairman and
  Chief Executive Officer - McDonald's International said, "I am extremely pleased with the quality of international results, especially in light of the economic turmoil in certain areas of the world. I'm proud of the international team's efforts which resulted in an increase in combined operating margins on a constant currency basis of $296 million or 14 percent for the year and $69 million or 12 percent for the fourth quarter. This performance was led by Europe.
       "McDonald's diverse revenue and operating income mix allows us to weather regional economic issues better than most other companies. We have a strong presence in every one of the 114 countries in which we do business. And our global infrastructure provides a competitive advantage that is extremely difficult to replicate. We will continue our focus on value and profitable expansion to help us widen the gap against our competition. Long term, we have enormous opportunity to build our already substantial sales, profits and returns in the international marketplace."
       Alan D. Feldman, President _ McDonald's U.S.A. said, "I'm excited about the momentum and results of the U.S. business in 1998 and I'm confident that we can continue to build on this momentum. Strong comparable sales and lower selling, general & administrative expenses contributed to the terrific operating income increase and a noticeable improvement in return on assets. Owner/operator cash flow was up significantly for the year; average sales for new restaurants have increased; and McDonald's market share of the U.S. hamburger segment grew to its highest level this decade.
       "The strong support of our new Made For You food preparation system by our owner/operators verifies the effectiveness and consumer power of this system. About 92 percent of our owner/operators have committed to the implementation of Made For You in their restaurants. As a result, during the fourth quarter, McDonald's made a significant amount of incentive payments to owner/operators. We are happy to support this system which provides customers with hotter, fresher food, reduces restaurant operating costs and strategically supports our efforts to optimize food taste and accommodate more menu variety.
       "Today about 2,400 restaurants are using the Made For You system in the U.S. and we expect to have virtually all U.S. restaurants using Made
  For You by the end of this year."

  CONSOLIDATED OPERATING RESULTS
  Made For You Costs and Special Charge
  During the fourth quarter, the Company incurred $146.0 million in costs associated with Made For You, which consisted primarily of incentive payments made to owner/operators to defray the cost of equipment made obsolete as a result of conversion to the new system. For the year, Made For You costs totaled $161.6 million. In addition, during the second quarter the Company recorded a $160.0 million special charge related to the home office productivity initiative, primarily comprised of costs associated with employee severance and with the consolidation of office facilities. For the quarter, the after tax amount related to Made For You was $98.6 million, or $0.14 per diluted share. For the year, Made For You costs and the special charge totaled $219.1 million after tax, or $0.31 per diluted share.

  Net Income and Net Income per Common Share
       Excluding Made For You costs and the second quarter special charge, net income and diluted net income per common share increased nine and ten percent for the quarter, and eight and ten percent for the year, respectively. Foreign currency translation significantly reduced reported results for the first nine months of 1998; however, the effect was minimal in the fourth quarter. Excluding the foreign currency translation effect, Made For You costs and the second quarter special charge, net income would have increased ten percent for the quarter and the year while diluted net income per common share would have increased ten percent for the quarter and 13 percent for the year. Reported net income and diluted net income per common share, including Made For You costs and the second quarter special charge, decreased 15 and 14 percent for the quarter and six and three percent for the year.
       The spreads between the percent change in diluted net income per common share compared with net income resulted from fewer shares outstanding and the absence of preferred dividends in 1998, due to the retirement of our remaining Series E Preferred Stock in December 1997.
       During the year, the Company repurchased 19.0 million shares of its common stock, for approximately $1.2 billion. Of this amount, 5.1 million shares for $319.5 million were purchased as part of our new $3.5 billion share repurchase program.

  Systemwide Sales and Revenues
       Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments along with initial fees.
       On a global basis, the increases in sales and revenues for the quarter and year were due to expansion and positive comparable sales trends. Weaker foreign currencies negatively affected sales for the year and revenues for both periods.
       Revenues increased at a faster rate than sales for the year. This was primarily due to the weakened Japanese Yen, which had a greater negative effect on sales than revenues due to our affiliate structure in Japan, and the higher growth rate in the number of Company-operated versus franchised restaurants. For the quarter, revenues increased at the same rate as sales, as the Japanese Yen strengthened and offset the effect of the higher growth rate in Company-operated versus franchised restaurants.

  Systemwide sales              1998          1997    Increase/(Decrease)
  Dollars in millions                                      As In Constant
                                                     Reported Currencies*
  Quarters ended December 31
  U.S.                        $4,483.5     $4,273.5      5%         n/a
  Europe                       2,427.7      2,071.1     17           13%
  Asia/Pacific                 1,532.5      1,369.2     12           13
  Latin America                  484.2        430.4     13           19
  Other                          388.1        386.2      -            9
   Total Systemwide sales     $9,316.0     $8,530.4      9%           9%
  Years ended December 31
  U.S.                       $18,123.2    $17,124.7      6%         n/a
  Europe                       8,909.1      7,835.6     14           15%
  Asia/Pacific                 5,579.4      5,616.0     (1)          12
  Latin America                1,760.8      1,510.9     17           22
  Other                        1,607.0      1,551.1      4           10
   Total Systemwide sales    $35,979.5    $33,638.3      7%          10%
  *Excluding the effect of foreign currency translation on reported results n/a Not applicable

       U.S. sales increased due to positive comparable sales trends and restaurant expansion in both periods. Successful Monopoly, Teenie Beanie Baby, Big Mac and Disney promotions, combined with local market initiatives, contributed to the sales increase for the year.
       In Europe, expansion and positive comparable sales trends drove constant currency sales increases in both periods. England, France, Germany, Italy and Spain were the primary contributors to the strong sales performance in both periods. Difficult economic conditions in Russia dampened sales performance.
       In Asia/Pacific, expansion and positive comparable sales drove the constant currency sales increase for the quarter. For the year, the increase driven by expansion was partly offset by negative comparable sales. Japan was the primary contributor to the increase in both periods despite experiencing its weakest economy in decades. Australia showed significant improvement in sales growth for the quarter. Difficult economic conditions in Southeast Asia continued to negatively impact consumer spending.
       In Latin America, constant currency sales increases for both periods were driven primarily by expansion. Comparable sales trends were flat for the quarter and positive for the year. Argentina, Brazil, Mexico and Venezuela drove the increases in sales for both periods.

  Combined Operating Margins

  Combined operating margins      Quarters ended          Years ended
                                    December 31           December 31
                                 1998        1997        1998        1997
  Dollars in millions
  Company-operated           $  418.2    $  384.4    $1,633.3    $1,486.9
  Franchised                    734.8       681.3     2,848.5     2,658.4
     Combined
     operating margins       $1,153.0    $1,065.7    $4,481.8    $4,145.3
  Percent of sales/revenues
  Company-operated               18.1%       18.2%       18.4%       18.3%
  Franchised                     80.2        80.9        80.8        81.2

       Company-operated margins as a percent of sales decreased slightly for the quarter and increased slightly for the year. Food & paper costs decreased as a percent of sales for both periods while payroll costs increased for the quarter and were flat for the year. Occupancy & other expenses as a percent of sales decreased for the quarter and increased for the year.
       As a percent of sales, U.S. Company-operated margins decreased for the quarter and increased for the year, reflecting lower food & paper costs and higher payroll costs as a percent of sales. Occupancy & other operating expenses were flat for both periods, as a percent of sales.
       As a percent of sales, Company-operated margins outside the U.S. were flat for the quarter and decreased slightly for the year. For both periods, food & paper costs were flat as a percent of sales. Payroll costs increased for the quarter and were flat for the year as a percent of sales, while occupancy & other operating expenses decreased for the quarter and increased for the year.
       Franchised margin dollars comprised more than 60 percent of the combined operating margins, the same as in the prior year. While franchised margins as a percent of applicable revenues decreased for both periods, franchised margin dollars increased eight percent for the quarter and seven percent for the year.
       As a percent of revenues, U.S. franchised margins decreased for the quarter and the year, reflecting higher occupancy costs, driven by an increase in the number of leased sites. Higher occupancy costs and the consolidation of several affiliate markets negatively affected franchised margins outside the U.S. for both periods.

  Selling, General & Administrative Expenses
       Selling, general & administrative expenses were relatively flat for the quarter and for the year. In the U.S., selling, general & administrative expenses decreased for both periods primarily due to lower advertising costs, partially offset by higher performance based incentive compensation. Outside the U.S., selling, general & administrative expenses increased for both periods, primarily driven by spending to support restaurant development and to a lesser extent, from the consolidation of several affiliate markets. As a result of the home office productivity initiative, the Company expects to save about $100 million of selling, general & administrative expenses per year, beginning in 2000, with about two-thirds of the savings expected to be realized by year end. About $15 million of these savings were realized in 1998.


  Other Operating (Income) Expense - Net

  Other operating (income) expense-net  Quarters ended     Years ended
                                          December 31      December 31
  Dollars in millions                     1998    1997     1998     1997
  Gains on sales of
    restaurant businesses               $(28.2) $(21.9)   $(60.7)  $(59.0)
  Equity in earnings of
    Unconsolidated Affiliates            (22.8)  (13.3)    (88.7)   (72.8)
  Other (income) expense                  28.7    11.9      89.2     18.3
     Other operating (income)
     expense-net                        $ 22.3) $(23.3)   $(60.2) $(113.5)
  Special charge                           -       -      $160.0      -
  Made For You costs                    $146.0     -      $161.6      -

       Other operating (income) expense-net consists of transactions related to franchising and the food service business. Equity in earnings of unconsolidated affiliates increased for the quarter and year, primarily due to strong performances in Japan and the U.S., and strengthening foreign currencies. Other expenses increased primarily due to higher provisions for property dispositions reflecting the increased number of restaurant closings in 1998. The special charge recorded in the second quarter related to the Company's home office productivity initiative and was primarily comprised of costs associated with employee severance and with the consolidation of office facilities. The Made For You costs included incentive payments made to owner/operators as well as accelerated depreciation on equipment to be replaced in Company-operated restaurants. The Company expects the total costs related to the implementation of Made For You to be approximately $190 million, the remainder of which will be incurred by year end.

  Operating Income

  Operating income excluding Made For You costs and special charge

  Dollars in millions          1998        1997     Increase/(Decrease)
                                                          As  In Constant
                                                    Reported   Currencies*
  Quarters ended December 31
  U.S.                         $316.5     $286.0      11%         n/a
  Europe                        316.6      270.9      17           12%
  Asia/Pacific                   91.3       81.9      11           14
  Latin America                  57.6       49.1      17           24
  Other                          23.2       23.7      (2)           7
  Corporate SG&A                (22.0)     (16.4)     34          n/a
     Total operating income    $783.2     $695.2      13%          12%
  Years ended December 31
  U.S.                       $1,365.5   $1,210.8      13%          n/a
  Europe                      1,139.8    1,007.2      13           14%
  Asia/Pacific                  351.4      369.1      (5)           8
  Latin America                 184.7      166.5      11           18
  Other                         118.2      116.3       2            8
  Corporate SG&A                (76.1)     (61.6)     24           n/a
     Total operating income  $3,083.5   $2,808.3      10%          12%
  *Excluding the effect of foreign currency translation on reported results n/a Not applicable

       Excluding Made For You costs and the second quarter special charge, constant currency consolidated operating income increased $84 million for the quarter and $347 million for the year, or 12 percent for both periods. For the quarter and the year, consolidated operating income reflected higher combined operating margin dollars, partially offset by lower other operating (income) expense-net. Selling, general & administrative expenses were relatively flat for both periods. Including Made For You costs and the second quarter special charge, reported consolidated operating income decreased $58 million or eight percent for the quarter and $46 million or two percent for the year.
       U.S. operating income, excluding Made For You costs and the second quarter special charge, increased $30 million or 11 percent for the quarter and $155 million or 13 percent for the year. The increases were driven by higher combined operating margin dollars and lower selling, general & administrative expenses, partially offset by lower other operating (income) expense-net. Including Made For You costs and the second quarter special charge, U.S. operating income decreased $116 million or 40 percent for the quarter and $167 million or 14 percent for the year.
       Europe's operating income increased 12 percent for the quarter and 14 percent for the year in constant currencies. This performance was primarily due to strong results in England, France, Germany, Italy and Spain. The region's results were dampened in both periods due to the difficult economic conditions in Russia.
       Asia/Pacific's operating income increased 14 percent for the quarter and eight percent for the year in constant currencies. The region's results were driven primarily by Japan for both periods and by Australia and Hong Kong for the quarter. The segment's operating income in both periods benefited from the consolidation of several of our affiliate markets. Economic difficulties in Southeast Asia negatively affected results.
       Latin America's operating income increased 24 percent for the quarter and 18 percent for the year in constant currencies. This region's results were driven by Argentina, Brazil and Mexico for both periods and by Venezuela for the year.


  Interest, Nonoperating and Income Taxes
       Higher interest expense reflected higher debt levels, offset by slightly lower average interest rates. Weaker foreign currencies reduced the increase in interest expense for the year, while strengthening currencies contributed to the increase for the quarter.
       Nonoperating (income) expense-net for the quarter and for the year reflected translation losses in 1998 compared with translation gains in 1997.
       The effective income tax rate was 32.5 percent for the quarter and
  32.8 percent for the year in 1998 compared with 30.3 percent for the quarter and 31.8 percent for the year in 1997.


  IMPACT OF FOREIGN CURRENCIES ON REPORTED RESULTS
  While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.
       Foreign currency exchange rates were highly volatile in several of our larger markets in 1998. The Australian Dollar, Brazilian Real, Canadian Dollar and Japanese Yen, as well as the Southeast Asian currencies, were the primary currencies negatively impacting reported results for the year. The French Franc, Deutsche Mark and Japanese Yen strengthened during the fourth quarter resulting in a minimal foreign currency benefit to reported sales and operating income for the quarter.

  Effect of foreign currency translation on worldwide results excluding Made For You costs and special charge

  Dollars in millions, except            As  In Constant        Currency
  Per common share data            Reported  Currencies*  (benefit)/loss
  Quarter ended December 31, 1998
  Systemwide sales                $ 9,316.0    $ 9,309.4       $(6.6)
  Total revenues                    3,220.7      3,235.5        14.8
  Operating income                    783.2        779.0        (4.2)
  Net income                          447.1        450.1         3.0
  Net income per common
  Share - diluted                      0.64         0.64         -

  Year ended December 31, 1998
  Systemwide sales                $35,979.5    $36,984.6   $ 1,005.1
  Total revenues                   12,421.4     12,775.6       354.2
  Operating income                  3,083.5      3,155.4        71.9
  Net income                        1,769.2      1,814.0        44.8
  Net income per common
  Share - diluted                      2.52         2.58        0.06

                                 Increase over prior period
                                         As   In Constant
                                   Reported    Currencies*
  Quarter ended December 31, 1998
  Systemwide sales                     9%           9%
  Total revenues                       9           10
  Operating income                    13           12
  Net income                           9           10
  Net income per common
  Share - diluted                     10           10

  Year ended December 31, 1998
  Systemwide sales                     7%          10%
  Total revenues                       9           12
  Operating income                    10           12
  Net income                           8           10
  Net income per common
  Share - diluted                     10           13

  *Excluding the effect of foreign currency translation on reported results

  FORWARD-LOOKING STATEMENTS
  Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the success of operating initiatives and advertising and promotional efforts and changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; availability and cost of land and construction; legislation and government regulation; and accounting policies and practices.

                           McDONALD'S CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions, except per common share data
  -------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended December 31,      1998        1997          $      %
  -------------------------------------------------------------------
  SYSTEMWIDE SALES             $9,316.0    $8,530.4      785.6      9
  Revenues
  Sales by Company-operated
   restaurants                 $2,304.5    $2,110.7      193.8      9
  Revenues from franchised
   and affiliated restaurants     916.2       841.9       74.3      9

  TOTAL REVENUES                3,220.7     2,952.6      268.1      9

  Operating costs and expenses
  Company-operated restaurants  1,886.3     1,726.3      160.0      9
  Franchised restaurants
   --occupancy costs              181.4       160.6       20.8     13
  Selling, general &
   administrative expenses        392.1       393.8       (1.7)     -
  Made For You costs (1)          146.0         -        146.0    n/m
  Other operating (income)
   expense--net                   (22.3)      (23.3)       1.0    n/m
       Total operating costs
        and expenses            2,583.5     2,257.4      326.1     14

  OPERATING INCOME                637.2       695.2      (58.0)    (8)

  Interest expense                101.8        94.1        7.7      8

  Nonoperating (income)
   expense--net                    19.3        11.7        7.6    n/m

  Income before provision for
   income taxes                   516.1       589.4      (73.3)   (12)

  Provision for income taxes      167.6       178.5      (10.9)    (6)

  NET INCOME                   $  348.5    $  410.9      (62.4)   (15)

  NET INCOME PER
   COMMON SHARE (2)(3)         $   0.51    $   0.59      (0.08)   (14)

  NET INCOME PER COMMON
   SHARE--DILUTED (2)(3)       $   0.50    $   0.58      (0.08)   (14)

  Weighted average common
   shares outstanding (3)         677.2       687.6

  Weighted average common shares
   outstanding--diluted (3)       699.5       701.8

  (1) Made For You costs of $146.0 million pre-tax ($98.6 million after tax or $0.14 per diluted share) related to incentive payments made to owner/operators as well as accelerated depreciation on equipment to be replaced in Company-operated restaurants.
  (2) Computed using net income reduced by preferred stock dividends of $4.6 million for fourth quarter 1997. These preferred shares were redeemed in December 1997.
  (3) This information has not been adjusted to reflect the upcoming stock split.
  n/m   Not meaningful


                           McDONALD'S CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF INCOME

  Dollars and shares in millions, except per common share data
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Years ended December 31,         1998        1997           $     %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES            $35,979.5    $33,638.3    2,341.2     7
  Revenues
  Sales by Company-operated
   restaurants                $ 8,894.9    $ 8,136.5      758.4     9
  Revenues from franchised
   and affiliated restaurants   3,526.5      3,272.3      254.2     8

  TOTAL REVENUES               12,421.4     11,408.8    1,012.6     9

  Operating costs and expenses
  Company-operated restaurants  7,261.6      6,649.6      612.0     9
  Franchised restaurants
   --occupancy costs              678.0        613.9       64.1    10
  Selling, general &
   administrative expenses      1,458.5      1,450.5        8.0     1
  Made For You costs (1)          161.6         -         161.6   n/m
  Special charge (2)              160.0         -         160.0   n/m
  Other operating (income)
   expense--net                   (60.2)      (113.5)      53.3   n/m
       Total operating costs
        and expenses            9,659.5      8,600.5    1,059.0    12

  OPERATING INCOME              2,761.9      2,808.3      (46.4)   (2)

  Interest expense                413.8        364.4       49.4    14

  Nonoperating (income)
   expense--net                    40.7         36.6        4.1   n/m

  Income before provision for
   income taxes                 2,307.4      2,407.3     (99.9)    (4)

  Provision for income taxes      757.3        764.8       (7.5)   (1)

  NET INCOME                  $ 1,550.1    $ 1,642.5      (92.4)   (6)

  NET INCOME PER
   COMMON SHARE (3)(4)        $    2.27    $    2.35      (0.08)   (3)

  NET INCOME PER COMMON
   SHARE--DILUTED (3)(4)      $    2.21    $    2.29      (0.08)   (3)

  Weighted average common
   shares outstanding(4)          682.6        689.3

  Weighted average common shares
   outstanding--diluted (4)       702.9        705.1

  (1) Made For You costs of $161.6 million pre-tax ($109.1 million after tax or $0.16 per diluted share) related to incentive payments made to owner/operators as well as accelerated depreciation on equipment to be replaced in Company-operated restaurants.
  (2) The $160 million pre-tax special charge ($110 million after tax or $0.15 per diluted share) related to the home office productivity initiative was recorded in second quarter 1998.
  (3) Computed using net income reduced by preferred stock dividends of $25.3 million for year ended 1997. These preferred shares were redeemed in December 1997.
  (4)  This information has not been adjusted to reflect the upcoming stock split.
  n/m   Not meaningful

                MCDONALD'S CORPORATION FINANCIAL INFORMATION

  Dollars in millions
  -------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended December 31,     1998        1997          $       %
  -------------------------------------------------------------------
  SYSTEMWIDE SALES
  By Type
  Operated by franchisees    $ 5,728.2   $ 5,270.0      458.2       9
  Operated by the Company      2,304.5     2,110.7      193.8       9
  Operated by affiliates       1,283.3     1,149.7      133.6      12
                             $ 9,316.0   $ 8,530.4      785.6       9

  TOTAL REVENUES
  By Segment
  U.S.                       $ 1,208.4   $ 1,149.0       59.4       5
  Europe                       1,213.4     1,058.2      155.2      15
  Asia/Pacific                   424.1       383.0       41.1      11
  Latin America                  221.3       205.1       16.2       8
  Other                          153.5       157.3       (3.8)     (2)
                             $ 3,220.7   $ 2,952.6      268.1       9



  -------------------------------------------------------------------
                                                            Inc/(Dec)
  Years ended December 31,        1998        1997          $       %
  -------------------------------------------------------------------
  SYSTEMWIDE SALES
  By Type
  Operated by franchisees    $22,330.2   $20,862.7    1,467.5       7
  Operated by the Company      8,894.9     8,136.5      758.4       9
  Operated by affiliates       4,754.4     4,639.1      115.3       2
                             $35,979.5   $33,638.3    2,341.2       7

  TOTAL REVENUES
  By Segment
  U.S.                       $ 4,868.1   $ 4,602.7      265.4       6
  Europe                       4,466.7     3,931.5      535.2      14
  Asia/Pacific                 1,633.2     1,522.8      110.4       7
  Latin America                  814.7       709.2      105.5      15
  Other                          638.7       642.6       (3.9)     (1)
                             $12,421.4   $11,408.8    1,012.6       9


                MCDONALD'S CORPORATION FINANCIAL INFORMATION

  RESTAURANT MARGINS
  --------------------------------------------------------------------
              Quarters ended December 31      Years ended December 31
                        1998        1997              1998       1997
  --------------------------------------------------------------------
  Company-operated
  U.S.                  16.3%       16.5%             17.3%      16.5%
  Outside the U.S.      19.0%       19.0%             18.8%      19.1%


  Franchised
  U.S.                  80.0%       80.8%             80.9%      81.1%
  Outside the U.S.      80.4%       81.1%             80.6%      81.4%

  % CONTRIBUTION TO
  CONSOLIDATED MARGINS
  --------------------------------------------------------------------
                Quarters ended December 31     Years ended December 31
                            1998      1997            1998        1997
  --------------------------------------------------------------------
  Company-operated
  U.S.                        27        28              30          30
  Outside the U.S.            73        72              70          70
                             100       100             100         100
  Franchised
  U.S.                        56        58              58          58
  Outside the U.S.            44        42              42          42
                             100       100             100         100


                MCDONALD'S CORPORATION RESTAURANT INFORMATION

  At December 31,                 1998        1997    Increase
  -----------------------------------------------------------------
  By Type
  Operated by franchisees       15,281      14,265       1,016
  Operated by the Company        5,512       5,000         512
  Operated by affiliates         4,007       3,867         140
     Systemwide restaurants     24,800      23,132       1,668

  By Segment
  U.S.                          12,472      12,380          92
  Europe
     Germany                       931         850          81
     England                       834         746          88
     France                        708         629          79
     Italy                         201         173          28
     Spain                         188         150          38
     Netherlands                   187         176          11
     Sweden                        177         151          26
     Other                       1,195       1,011         184
     Total Europe                4,421       3,886         535
  Asia/Pacific
     Japan                       2,852       2,437         415
     Australia                     666         642          24
     Taiwan                        292         233          59
     China                         220         184          36
     Philippines                   194         157          37
     Hong Kong                     152         140          12
     Other                         679         663          16
     Total Asia/Pacific          5,055       4,456         599
  Latin America
     Brazil                        672         480         192
     Argentina                     166         131          35
     Other                         567         480          87
     Total Latin America         1,405       1,091         314
  Other
     Canada                      1,085       1,050          35
     Other                         362         269          93
     Total Other                 1,447       1,319         128
     Systemwide restaurants     24,800      23,132       1,668

  Countries                        114         109

  --------------------------------------------------
  Quarters ended December 31,     1998        1997
  --------------------------------------------------
  Additions
  U.S.                              48         131
  Europe                           221         239
  Asia/Pacific                     189         341
  Latin America                    148         132
  Other                             65          43
     Systemwide additions          671         886

  --------------------------------------------------
  Years ended December 31,        1998        1997
  --------------------------------------------------
  Additions
  U.S.                              92         286
  Europe                           535         603
  Asia/Pacific                     599         823
  Latin America                    314         254
  Other                            128         144
     Systemwide additions        1,668       2,110


          MCDONALD'S CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION

  Dollars in millions
  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Quarters ended December 31,     1998         1997         $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES
  US
  Operated by franchisees    $ 3,496.7    $ 3,319.3     177.4      5
  Operated by the Company        697.2        662.0      35.2      5
  Operated by affiliates         289.6        292.2      (2.6)    (1)
                               4,483.5      4,273.5     210.0      5

  Outside the US
  Operated by franchisees      2,231.5      1,950.7     280.8     14
  Operated by the Company      1,607.3      1,448.7     158.6     11
  Operated by affiliates         993.7        857.5     136.2     16
                               4,832.5      4,256.9     575.6     14
                             $ 9,316.0    $ 8,530.4     785.6      9

  Systemwide
  Operated by franchisees    $ 5,728.2    $ 5,270.0     458.2      9
  Operated by the Company      2,304.5      2,110.7     193.8      9
  Operated by affiliates       1,283.3      1,149.7     133.6     12
                             $ 9,316.0    $ 8,530.4     785.6      9



  --------------------------------------------------------------------
                                                            Inc/(Dec)
  Years ended December 31,       1998          1997         $       %
  --------------------------------------------------------------------
  SYSTEMWIDE SALES
  US
  Operated by franchisees   $14,105.3     $13,284.3     821.0       6
  Operated by the Company     2,829.2       2,691.4     137.8       5
  Operated by affiliates      1,188.7       1,149.0      39.7       3
                             18,123.2      17,124.7     998.5       6

  Outside the US
  Operated by franchisees     8,224.9       7,578.4     646.5       9
  Operated by the Company     6,065.7       5,445.1     620.6      11
  Operated by affiliates      3,565.7       3,490.1      75.6       2
                             17,856.3      16,513.6   1,342.7       8
                            $35,979.5     $33,638.3   2,341.2       7

  Systemwide
  Operated by franchisees   $22,330.2     $20,862.7   1,467.5       7
  Operated by the Company     8,894.9       8,136.5     758.4       9
  Operated by affiliates      4,754.4       4,639.1     115.3       2
                            $35,979.5     $33,638.3   2,341.2       7


          MCDONALD'S CORPORATION SUPPLEMENTAL FINANCIAL INFORMATION

  At December 31,                    1998          1997     Inc/(Dec)
  --------------------------------------------------------------------
  SYSTEMWIDE RESTAURANTS
  US
  Operated by franchisees           9,849         9,716          133
  Operated by the Company           1,810         1,798           12
  Operated by affiliates              813           866          (53)
                                   12,472        12,380           92
  Outside the US
  Operated by franchisees           5,432         4,549          883
  Operated by the Company           3,702         3,202          500
  Operated by affiliates            3,194         3,001          193
                                   12,328        10,752        1,576
                                   24,800        23,132        1,668

  Systemwide
  Operated by franchisees          15,281        14,265        1,016
  Operated by the Company           5,512         5,000          512
  Operated by affiliates            4,007         3,867          140
                                   24,800        23,132        1,668


  RESTAURANTS UNDER
  CONSTRUCTION
  US                                   66            60
  Outside the US                      190           192
                                      256           252


  The following table shows information adjusted to reflect the upcoming stock split.

                       EFFECT OF STOCK SPLIT
  --------------------------------------------------------------------
                                                      1998        1997
  --------------------------------------------------------------------
  Quarters ended December 31
  Net income per common share -- diluted,
   excluding Made For You costs and special charge    $.32        $.29

  Net income per common share -- diluted,
   including Made For You costs and special charge    $.25        $.29

  Weighted average common shares outstanding
   -- diluted (in millions)                        1,399.1     1,403.6

  Years ended December 31
  Net income per common share -- diluted,
   excluding Made For You costs and special charge   $1.26       $1.15
  Net income per common share -- diluted,
   including Made For You costs and special charge   $1.10       $1.15

  Weighted average common shares outstanding
   -- diluted (in millions)                        1,405.7     1,410.2


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